Nobel Learning Communities, Inc. Third Quarter Net Income up 42%

     Double-digit revenue growth sustained; Gross Margin expands to 17.2%

    WEST CHESTER, Pa., May 10 /PRNewswire-FirstCall/ -- Nobel Learning Communities, Inc. (Nasdaq: NLCI), a leading operator of private preschools, elementary schools, and middle schools, today reported significant growth in financial results for the third quarter and first nine months of fiscal 2007, which ended March 31, 2007.

    Net income for the third quarter of fiscal 2007 was $2.5 million, up 42% compared to net income of $1.8 million in the third quarter of fiscal 2006. Earnings for the quarter on a fully diluted basis rose 28% to $0.23 per share and are calculated on a 7% higher share count than in the comparable year ago quarter.

    Third quarter 2007 net income reflects a net $0.02 per fully diluted share benefit as a result of a pre-tax gain of $814,000 on the disposition of assets held for sale offset by a pre-tax charge of $341,000 for accelerated depreciation. Excluding these significant items net income was $2.2 million, up 26% compared to a year ago, and the Company's per share performance in the third quarter rose 17% to $0.21 per fully diluted share, compared to earnings of $0.18 per fully diluted share for the third quarter of fiscal 2006.

    Third quarter performance benefited from our double digit increase in revenues, an expansion in gross margins, and lower interest expense, partially offset by higher general and administrative expenses, primarily a significant increase in target-based incentive compensation expense compared to a year ago.

    Revenues for the third quarter of fiscal 2007 were up 17% to $49.2 million from $42.2 million in the comparable year ago period. Revenue growth in the third quarter reflects an increase in the number of schools operated, annual tuition increases of approximately 3.5% to 4.0%, increases in comparable school enrollment, and the effect of acquisitions.

    George Bernstein, President and Chief Executive Officer of Nobel Learning Communities, said, "Nobel Learning has achieved significant earnings growth each quarter for the past two years. Now, having achieved double digit top line growth, and excellent flow through to bottom line performance in sequential quarters, our financial performance is beginning to show the results of the solid foundation we have been building over the past several years. By focusing on a strong curriculum and curriculum delivery model, we have increased enrollment throughout our network, obtained reasonable tuition increases, and expanded our presence through both organic growth and acquisitions. In our gross profit and income from continuing operations, where the performance of our ongoing core school portfolio is reflected, effective operations initiatives have expanded gross margins leading to improved overall profitability in the quarter. We continue to be encouraged that our strategy is on target and that our customers are responding positively to the changes we have implemented in our marketing, curriculum, and curriculum delivery. We will invest in our schools and infrastructure in a manner intended to continue to improve the value of our educational programs and increase long term shareholder value."

    Gross Margin Improvement Drives Increased Profitability
    Gross margins were up in both the quarter and first nine months of fiscal 2007 compared to the same periods a year ago. Gross profit for the third quarter of fiscal 2007 was $8.5 million, or 17.2% of revenues, up from $6.6 million, or 15.6% of revenues, in the third quarter of fiscal 2006. Margin expansion primarily reflects continued progress transitioning the Company's portfolio of schools to a predominately private pay platform while simultaneously leveraging the fixed elements of direct costs across a broader base, offset by investments to increase and improve the quality of school staff.

    Nine Month Results
    Net income for the nine months ended March 31, 2007, was $4.0 million, or $0.38 per fully diluted share, compared to net income of $2.3 million, or $0.23 per diluted share for the first nine months of fiscal 2006. Excluding the significant items in the first nine months of this year, net income rose 37% to $3.1 million while earnings rose to $0.29 per fully diluted share, up 26% compared to the year ago period. Revenues for the first nine months of fiscal 2007 were up 13% to $133.9 million from $118.6 million in the first nine months of fiscal 2006.

    Gross profit for the first nine months of fiscal 2007 increased to $18.9 million, or 14.1% of revenues, compared to $15.9 million, or 13.4% of revenues, in the prior year.

    Growth
    Nobel Learning Communities added one new school to its national network this quarter while one school previously classified as assets held for sale was sold. As of March 31, 2007, the Company operated 156 schools with the capacity to serve more than 25,000 children. At April 1, 2006, the Company operated 150 schools.

    Maintaining Financial Flexibility and Transparency
    During the quarter the Company sold a school that generated proceeds of approximately $1.9 million, net of transaction costs. With this sale and the profitability of continuing operations, the Company was again able to reduce debt and improve liquidity during the quarter. At March 31, 2007, the Company's net debt position has been reduced to $4.4 million.

    Mr. Bernstein added, "With a $50 million low-cost borrowing facility and our own strong cash flows continually adding to our liquidity, we are seeing a dramatic increase in our capacity to respond to the various growth opportunities that periodically arise. Additionally during the quarter, we eliminated the remaining convertible preferred shares that had previously been a drag on our cash flow and had a priority position to our common stockholders."

    Nobel Learning Communities, Inc. is a national network of over 150 nonsectarian private schools, including preschools, elementary schools, and middle schools in 13 states across the nation. Nobel Learning Communities provides high-quality private education, with small class sizes, caring and skilled teachers, and attention to individual learning styles. Nobel Learning Communities also offers an array of supplemental educational services, including before- and after-school programs, the Camp Zone(R) summer program, learning support programs, and specialty high schools. For more information on Nobel Learning Communities, please visit http://www.NobelLearning.com.

    Except for historical information contained in this press release, the information in this press release consists of forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward- looking statements. Potential risks and uncertainties include changes in market demand, market conditions, competitive conditions including tuition price sensitivity, execution of growth strategy, changes in labor force reducing demand or need for private schools and the acceptance of newly developed and converted schools. Other risks and uncertainties are discussed in the Company's filings with the SEC. These statements are based only on management's knowledge and expectations on the date of this press release. The Company will not necessarily update these statements or other information in this press release based on future events or circumstances.

                       Nobel Learning Communities, Inc.
                    Consolidated Statements of Operations
   For the Thirteen and Thirty Nine Weeks Ended March 31, 2007 and April 1,
                                     2006
                     (In thousands except per share data)
                                 (Unaudited)

                                          Thirteen Weeks   Thirty Nine Weeks
                                              Ended              Ended
                                        March 31, April 1, March 31,  April 1,
                                           2007     2006      2007      2006

    Revenues                             $49,218  $42,158  $133,881  $118,552
    Gross Profit                           8,458    6,584    18,881    15,907
    General and administrative expenses    4,940    3,224    12,856    10,421
    Operating income                       3,518    3,360     6,025     5,486
    Interest expense                         185      382     1,315     1,156
    Other income                             (21)     (98)   (3,850)     (224)
    Income from continuing operations
     before income taxes                   3,354    3,076     8,560     4,554
    Income tax expense                     1,308    1,200     3,338     1,775
    Income from continuing operations      2,046    1,876     5,222     2,779
    Income (loss) from discontinued
     operations, net of taxes                449     (124)   (1,208)     (506)
    Net income                             2,495    1,752     4,014     2,273
    Preferred stock dividends                 62      128       325       356
    Income available to common
     stockholders                         $2,433   $1,624    $3,689    $1,917

    Weighted average common shares -
     diluted                              10,636    9,960    10,573     9,951

    Diluted income per share:
    Income from continuing operations      $0.19    $0.19     $0.49     $0.28
    Income (loss) from discontinued
     operations                             0.04    (0.01)    (0.11)    (0.05)
    Income per share                       $0.23    $0.18     $0.38     $0.23



                                                    As of             As of
    Selected Balance Sheet data:               March 31, 2007     July 1, 2006
    Cash and cash equivalents                       $1,598            $9,837
    Property and equipment, net                     24,200            25,707
    Goodwill and intangible assets, net             51,856            39,902
    Total debt                                       5,951            13,180
    Stockholders' equity                            50,618            46,280

    NLCI-F

SOURCE  Nobel Learning Communities, Inc.
    -0-                             05/10/2007
    /CONTACT: Tom Frank, CFO, Nobel Learning Communities, Inc.,
+1-484-947-2000 /
    /Web site:  http://www.nobellearning.com/